                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                               (Amendment No.   )

      Filed by the Registrant /X/

      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Rule 14a-11(c) or Rule
                 14a-12

                                     SIERRA HEALTH SERVICES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No Fee Required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ------------------------------------------------------------
           (2)  Aggregate number of securities to which transaction applies:
                ------------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ------------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ------------------------------------------------------------
           (5)  Total fee paid:
                ------------------------------------------------------------

/ /        Fee paid previously with preliminary materials.

           Check box if any part of the fee is offset as provided by
/ / Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

           (1)  Amount previously paid:
                ------------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ------------------------------------------------------------
           (3)  Filing Party:
                ------------------------------------------------------------
           (4)  Date Filed:
                ------------------------------------------------------------

                                     [LOGO]

                                 P.O. Box 15645

                          Las Vegas, Nevada 89114-5645

                                                                   April 5, 2000

Dear Stockholder:

    You are cordially invited to attend the Annual Meeting of Stockholders of Sierra Health Services, Inc., which will be held on Thursday, May 18, 2000, at 10:00 a.m., local time, in the President's Auditorium at the Sierra Health Services corporate complex, 2716 North Tenaya Way, Las Vegas, Nevada.

    The following Notice of Annual Meeting of Stockholders and Proxy Statement describes the items to be considered by the stockholders and contains certain information about the Company and its officers and Directors.

    Please sign and return the enclosed proxy card as soon as possible in the envelope provided so that your shares can be voted at the meeting in accordance with your instructions. Even if you plan to attend the meeting, we urge you to sign and promptly return the enclosed proxy. You can revoke the proxy at any time prior to voting, or vote your shares personally if you attend the meeting. We look forward to seeing you.

                                          Sincerely,

                                          [SIG]

                                          Anthony M. Marlon, M.D.

                                          CHAIRMAN OF THE BOARD AND

                                          CHIEF EXECUTIVE OFFICER

                          SIERRA HEALTH SERVICES, INC.
                                 P.O. BOX 15645
                          LAS VEGAS, NEVADA 89114-5645

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                       TO BE HELD THURSDAY, MAY 18, 2000

                            ------------------------

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Sierra Health Services, Inc., a Nevada corporation (the "Company"), will be held at 10:00 a.m., local time, Thursday, May 18, 2000, in the President's Auditorium at the Sierra Health Services corporate complex, 2716 North Tenaya Way, Las Vegas, Nevada for the following purposes:

    1. To elect three Directors for a two-year term and until their successors are duly elected and qualified and to elect one Director for a one-year term and until his successor is duly elected and qualified.

    2. To amend the Company's Employee Stock Purchase Plan to increase by 1,250,000 the number of shares of Common Stock reserved for issuance to participants and to extend the term of the Plan to 2010.

    3. To ratify the appointment of Deloitte & Touche LLP as the Company's auditors for 2000.

    4. To transact such other business as may properly come before the meeting or any adjournments thereof.

    Only holders of record of the Company's Common Stock at the close of business on March 29, 2000 will be entitled to notice of and to vote at the Annual Meeting and at any adjournments thereof. As described in the attached Proxy Statement, the Board of Directors' nominees for election at the Annual Meeting as Directors of the Company are Erin E. MacDonald, Charles L. Ruthe, William J. Raggio for two-year terms, and Anthony L. Watson for a one-year term.

    You are cordially invited to attend the Annual Meeting. Whether or not you expect to attend the Annual Meeting in person, please fill out, sign, date and return at your earliest convenience, in the envelope provided, the enclosed proxy card which is being solicited on behalf of the Company's Board of Directors. The proxy card shows the form in which your shares of Common Stock are registered. Your signature must be in the same form. The return of the proxy card does not affect your right to vote in person should you decide to attend the Annual Meeting. We look forward to seeing you.

                                          By Order of the Board of Directors,

                                          [SIG]

                                          Frank E. Collins

                                          SECRETARY

Las Vegas, Nevada

April 5, 2000

                                   IMPORTANT

    IN ORDER TO ENSURE THAT A QUORUM WILL BE REPRESENTED AT THE ANNUAL MEETING, WE URGE STOCKHOLDERS TO COMPLETE, SIGN, DATE AND RETURN THEIR PROXY CARDS AS SOON AS POSSIBLE. A PROMPT RESPONSE IS HELPFUL AND YOUR COOPERATION WILL BE APPRECIATED. THE GIVING OF THIS PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON SHOULD YOU DECIDE TO ATTEND THE ANNUAL MEETING.

                          SIERRA HEALTH SERVICES, INC.
                                 P.O. BOX 15645
                          LAS VEGAS, NEVADA 89114-5645

                            ------------------------

                                PROXY STATEMENT
                                    FOR THE
                         ANNUAL MEETING OF STOCKHOLDERS
                           ON THURSDAY, MAY 18, 2000

                            ------------------------

    This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Sierra Health Services, Inc., a Nevada corporation, for use at the 2000 Annual Meeting of Stockholders of the Company (the "2000 Annual Meeting") to be held at 10:00 a.m., local time, on Thursday, May 18, 2000, in the President's Auditorium at the Sierra Health Services corporate complex, 2716 North Tenaya Way, Las Vegas, Nevada, and at any adjournments thereof. The approximate date on which this Proxy Statement and the accompanying proxy card are first being sent to each of the Company's stockholders is April 6, 2000.

                          VOTING OF PROXY; REVOCATION

    A proxy in the accompanying form that is properly executed, returned, and not subsequently revoked will be voted in accordance with instructions contained thereon. If no instructions are given with respect to the matters to be acted on, proxies will be voted as follows: (i) for the election of the four nominees described herein, (ii) for the amendment to the Company's Employee Stock Purchase Plan as discussed herein, (iii) for the ratification of the appointment of auditors, and (iv) otherwise in accordance with the best judgment of the person or persons voting the proxy on any other matter properly brought before the 2000 Annual Meeting. Any stockholder who signs and returns the proxy may revoke it at any time before it is exercised by (i) delivering written notice to the Secretary of the Company of its revocation, (ii) executing and delivering to the Secretary of the Company a later dated proxy, or (iii) by appearing in person at the 2000 Annual Meeting and expressing a desire to vote his or her shares in person. See "Other Matters."

                            EXPENSES OF SOLICITATION

    The expenses of the preparation of proxy materials and the solicitation of proxies for the 2000 Annual Meeting will be borne by the Company. In addition to solicitation by mail, proxies may be solicited in person, by telephone, telecopy or other means, or by Directors, officers and regular employees of the Company who will not receive additional compensation for such solicitations. Beacon Hill Partners, Inc. has been engaged by the Company to assist in the solicitation of proxies for a fee of $1,500 plus out-of-pocket costs and expenses. Although there is no formal agreement to do so, the Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in forwarding the proxy soliciting materials to the beneficial owners of the Company's Common Stock.

                               VOTING SECURITIES

    Holders of the Company's Common Stock, par value $.005 per share, as of the close of business on March 29, 2000 will be entitled to notice of, and to vote at, the 2000 Annual Meeting or any adjournments thereof. On that date, there were 27,040,757 shares of Common Stock outstanding, each of which is entitled to one vote with respect to each matter to be voted on at the 2000 Annual Meeting, except as described below for the election of Directors. The presence in person or by proxy (regardless of whether the proxy has authority to vote on all matters) of the holders of record of shares representing a majority of the total issued and outstanding shares of Common Stock as of March 29, 2000 will constitute a quorum at the 2000 Annual Meeting. All amounts in this Proxy Statement reflect the three for two split of the Company's Common Stock that became effective May 18, 1998.

    Stockholders are entitled to vote cumulatively for the election of Directors if any stockholder gives written notice to the President or Secretary of the Company not less than 48 hours before the 2000 Annual Meeting that such stockholder desires the voting for the election of Directors be cumulative. If cumulative voting is so invoked, each stockholder is entitled to the number of votes equal to the number of shares held by such stockholder multiplied by the number of Directors to be elected (four), and may cast all such votes for one nominee or distribute them among the nominees. Discretionary authority is being sought by the proxy holders to cumulate votes and distribute such votes among some or all of the nominees in the event that cumulative voting is invoked.

    Assuming that a quorum is present at the 2000 Annual Meeting, Directors will be elected by a plurality of the votes cast at the 2000 Annual Meeting by holders of shares of Common Stock present in person or represented by proxy. Approval of other items at the 2000 Annual Meeting requires that the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action. Withholding authority to vote for Directors and broker non-votes will not affect the election of Directors, and abstentions and broker non-votes will not affect the outcome of the vote on other proposals.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information regarding the beneficial ownership of the Common Stock of the Company as of March 29, 2000 (except as otherwise noted in the footnotes below) by (1) each of the executives named in the Summary Compensation Table set forth under "Compensation of Executive Officers," (2) each Director and nominee of the Company, (3) all current Directors, nominees and executive officers as a group, and (4) each person known by the Company to be the beneficial owner of more than 5% of the Common Stock. Subject to applicable community property and similar statutes and except as otherwise noted in the footnotes below, each of the following persons has sole voting and dispositive power with respect to the shares that he or she beneficially owns. Except as noted below, the address of all stockholders, Directors, executive officers and nominees identified in the table and accompanying footnotes below is in care of the Company's principal executive offices.

                                                  AMOUNT AND
                                                  NATURE OF       PERCENTAGE OF
                                                  BENEFICIAL       OUTSTANDING
NAME OF BENEFICIAL OWNER                          OWNERSHIP       COMMON STOCK
------------------------                       ----------------   -------------
Anthony M. Marlon, M.D.......................     2,692,821(1)          9.9%
Erin E. MacDonald............................       460,534(2)          1.7
Laurence S. Howard...........................       208,765(3)            *
Jonathon W. Bunker...........................        50,177(4)            *
Frank E. Collins.............................       226,746(5)            *
Thomas Y. Hartley............................        39,800(6)            *
Charles L. Ruthe.............................        25,513(7)            *
William J. Raggio............................        45,585(8)            *
Anthony L. Watson............................             0(9)            *
All current Directors and Executive Officers      4,146,150(10)
  as a Group (13 persons)....................                          14.6
Wellington Management Company, LLP...........     2,506,000(11)         9.3
Vanguard Specialized Portfolio...............     2,189,600(12)         8.1
The Prudential Ins. Co. of America...........     1,551,075(13)         5.7

------------------------

  * Indicates beneficial ownership of less than 1% of the outstanding Common Stock.

 (1) Includes 285,625 shares that can be acquired within 60 days of March 29, 2000 upon the exercise of stock options. Also includes 76,693 shares held indirectly through investment allocation in the Company's 401(k) Plan and 2,329,003 shares held indirectly through four trusts established by Dr. Marlon and his wife, and 1,500 shares held indirectly through a limited partnership (the "Partnership"). Dr. Marlon may be deemed to have or share voting power and/or dispositive power over the shares held by the four trusts and, therefore, to have beneficial ownership with respect to such shares. Dr. Marlon, as managing general partner of the Partnership, has sole voting and dispositive power over the shares held by the Partnership. Dr. Marlon disclaims beneficial ownership as to the shares held by the four trusts, other than 1,135,341 shares held by the Marlon Family Trust (a revocable trust of which he is a trustee). Dr. Marlon's beneficial ownership does not include 163,054 shares held in three trusts for the benefit of family members, the trustee of each of which is Erin E. MacDonald (see Note 2 below). Dr. Marlon's beneficial ownership also does not include 652,648 shares held by the AMM & RM Family Limited Partnership ("ARFLP"), the general partner of which is a trust for the benefit of a family member; the trustees of that trust are Ms. MacDonald, William Godfrey, and Jeannine M. Zeller (daughter of Dr. Marlon). Dr. Marlon's address is c/o Sierra Health Services, Inc., P. O. Box 15645, Las Vegas, Nevada 89114-5645.

 (2) Includes 239,000 shares that can be acquired within 60 days of March 29, 2000 upon the exercise of stock options, and 163,054 shares held in three trusts for the benefit of Dr. Marlon's family members, of which Ms. MacDonald is the trustee. Ms. MacDonald's beneficial ownership does not include 2,329,003 shares held in four trusts established by Dr. Marlon and his wife, as to which Ms. MacDonald serves as a trustee (these 2,329,003 shares are included in Dr. Marlon's beneficial ownership as shown in the Table; see Note 1 above).

 (3) Includes 192,063 shares that can be acquired within 60 days of March 29, 2000 upon the exercise of stock options.

 (4) Includes 45,125 shares that can be acquired within 60 days of March 29, 2000 upon the exercise of stock options.

 (5) Includes 198,375 shares that can be acquired within 60 days of March 29, 2000 upon the exercise of stock options.

 (6) Includes 16,800 shares that can be acquired within 60 days of March 29, 2000 upon the exercise of stock options.

 (7) Includes 17,363 shares that can be acquired within 60 days of March 29, 2000 upon the exercise of stock options.

 (8) Includes 16,800 shares that can be acquired within 60 days of March 29, 2000 upon the exercise of stock options.

 (9) Mr. Watson became a Director on the Board effective March 1, 2000.

 (10) Includes 1,333,726 shares that can be acquired within 60 days of March 29, 2000 upon the exercise of stock options. Excludes 652,648 shares held by the ARFLP (see Note 1 above).

 (11) The following information is derived from this stockholder's Schedule 13G filed with the Securities and Exchange Commission ("SEC") on February 11, 2000. The business address of this stockholder is 75 State Street, Boston, MA 02109. Wellington Management Company, LLP ("Wellington") is a registered investment advisor organized under the laws of the State of Massachusetts. Wellington has shared voting power over 298,000 shares and shared dispositive power over 2,506,000 shares. This beneficial ownership information is as of December 31, 1999.

 (12) The following information is derived from this stockholder's Schedule 13G filed with the SEC on February 8, 2000. The business address of this stockholder is P. O. Box 2600, V37, Valley Forge, PA

      19482. Vanguard Specialized Funds--Vanguard Health Care Fund ("Vanguard") is an investment company organized under the laws of the State of Delaware. Vanguard has sole voting power and shared dispositive power over 2,189,600 shares. This beneficial ownership information is as of December 31, 1999.

 (13) The following information is derived from this stockholder's Schedule 13G filed with the SEC on January 31, 2000. The business address of this stockholder is 751 Broad Street, Newark, New Jersey 07102-3777. The Prudential Insurance Company of America ("Prudential") is a mutual insurance company organized under the laws of the State of New Jersey. Prudential has sole voting power and sole dispositive power over 393,200 shares, and shared voting power and shared dispositive power over 1,157,875 shares. This beneficial ownership information is as of December 31, 1999.

ITEM NO. 1--ELECTION OF DIRECTORS

    The Board of Directors has fixed the number of Directors at six. The Bylaws of the Company also provide for two classes of Directors, as nearly equal in number as possible, with each class serving for a term of two years. At the 2000 Annual Meeting of Stockholders, the terms of Erin E. MacDonald, Charles L. Ruthe, and William J. Raggio will expire. Accordingly, three Directors will be elected to serve for a term of two years expiring at the 2002 Annual Meeting of Stockholders and until their successors are duly elected and qualified. In addition, the term of Anthony L. Watson is up for election to serve a term of one year expiring at the 2001 Annual Meeting of Stockholders and until his successor is duly elected and qualified. The proxy holders named on the accompanying proxy card intend to vote the shares represented by each proxy authorizing votes for the four nominees listed below in favor of the four nominees, and if cumulative voting is invoked, to distribute, in such proportion as they see fit, the four votes represented by each such share among the four nominees named below. Proxies cannot be voted for a greater number of persons than the number of nominees named.

    The Company's Board of Directors has nominated Erin E. MacDonald, Charles L. Ruthe, and William J. Raggio for re-election to the Board for two-year terms. The Company's Board of Directors has also nominated Anthony L. Watson for election to the Board for a term expiring at the 2001 Annual Meeting of Stockholders and until his successor is duly elected and qualified. Each of the nominees is presently a member of the Board of Directors and has consented to being named herein and to serve if elected. The Company does not know of anything that would preclude any nominee from serving if elected. If any nominee becomes unable to stand for election as a Director at the meeting, an event not now anticipated by the Board of Directors, the proxy may be voted for a substitute designated by the Board of Directors. The identity and a brief biography of each nominee for Director and each continuing Director is set forth below.

    The Board of Directors is considering a possible increase in the size of the Board to seven members. If the Board increases to seven members, the additional Director will be an independent Director who is not a current or former employee of the Company.

                       NOMINEES FOR ELECTION AS DIRECTORS

FOR TERMS EXPIRING IN 2002

    ERIN E. MACDONALD, 52, has been a Director of the Company since 1992 and a Director of CII Financial, Inc. ("CII"), a wholly-owned subsidiary of the Company, since 1995. She was Senior Vice President of Operations of the Company from the end of 1992 until 1994 at which time she assumed her present position as President and Chief Operating Officer. Ms. MacDonald has also served the Company in other capacities, including as Vice President of HMO Operations from 1984 to 1990; Vice President of HMO and Insurance Operations, from 1990 to 1992; President of one of the Company's HMO subsidiaries, Health Plan of Nevada, Inc. ("HPN") from 1985 to 1992; President of Sierra Health and Life

Insurance Company, Inc. ("SHL"), the Company's insurance subsidiary, from 1990 to 1992; and Director of the Company's northern Nevada HMO from 1983 to 1984. From 1980 to 1983, Ms. MacDonald was the Operations Manager of the Company's predecessor physician group.

    CHARLES L. RUTHE, 65, has been a Director of the Company and Chairman of the Board of Directors of HPN since 1984. He was also a member of the Board of Directors of one of the Company's predecessors. Mr. Ruthe has been the owner since 1975 of Charles L. Ruthe and Associates, Inc., a real estate brokerage firm in Las Vegas, Nevada, and served as its President until 1988 at which time he assumed the position of Chairman of the Board. Mr. Ruthe has held the position of Consultant to Boyd Gaming Corporation, a corporation which operates several Nevada hotel/casinos, since January 1, 1997. From 1988 through 1996, he served as President and a Director of Boyd Gaming Corporation. From 1995 through 1996, he served as President and a Director of Boyd Development Corporation, a subsidiary of Boyd Gaming Corporation. He was a Director of First Interstate Bank of Nevada from 1979 to 1983, Vice Chairman of the Board of Directors of First Western Financial Corporation, the parent company of a savings and loan company, from 1985 to 1991, and was President of the Nevada State Chamber of Commerce in 1977. Mr. Ruthe served on the Board of Directors of Pioneer Citizens Bank of Nevada from January 1998 to November 1999.

    WILLIAM J. RAGGIO, 73, has been a Director of the Company since 1984. He has been a State Senator of Nevada since 1972 and was National Chairman of the American Legislative Exchange Council in 1993. He is currently the General Counsel of Santa Fe Gaming Corporation, a corporation which operates two Nevada hotel/casinos and formerly served as a Director until 1997. On January 14, 1999, a petition for involuntary bankruptcy under Chapter Seven was filed against Santa Fe Gaming Corporation, which petition was conditionally dismissed by the federal Bankruptcy Court on March 19, 1999. Since 1991, Mr. Raggio has been a shareholder in the law firm of Jones-Vargas (formerly Vargas & Bartlett). He previously served as Washoe County, Nevada District Attorney from 1958 to 1970 and was President of the National District Attorneys Association in 1967-1968. He was a senior partner in the law firm of Raggio, Wooster & Lindell, Ltd. from 1970 to 1991. Mr. Raggio also served as a Director of the Las Vegas Sands, Inc., which operates the Venetian Resort, Hotel & Casino, from November 1997 to
March 31, 2000.

FOR A TERM EXPIRING IN 2001

    ANTHONY L. WATSON, 59, has been a Director of the Company since March 1, 2000. He has been Chairman and Chief Executive Officer of HIP Health Plan of New York since 1991. From 1966 to 1970, he was Supervising Public Health Advisor at the Center for Disease Control of the United States Department of Health, Education and Welfare. From 1970 to 1976, he was Deputy Director of the New York City Comprehensive Health Planning Agency and from 1976 to 1985, its Executive Director. From 1972 to 1974, he also was an instructor in health planning at the Herbert J. Lehman College of the City of New York. Mr. Watson is currently President of the HIP Foundation, which provides overall strategic direction for the HIP system. He also serves as Chairman of HIP Health Plan of Florida, and HIP's Centralized Laboratory Services. In 1999, Mr. Watson was named by President Clinton to serve as a member of the National Bipartisan Commission on the Future of Medicare. Mr. Watson served as Chairman of the Board of Directors of HIP Health Plan of New Jersey from 1991 to 1999. In September 1998, the New Jersey Department of Banking and Insurance placed the plan under administrative supervision due to its financial condition. The plan voluntarily entered into rehabilitation under the supervision of the State. Ultimately, the State rejected all plans for rehabilitation and decided to liquidate the plan, close its medical centers and have all members choose alternative health care carriers via open enrollment. The plan is now in the final stages of liquidation supervised by the State of New Jersey.

    THE BOARD OF DIRECTORS RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS VOTE FOR THE ELECTION OF ERIN E. MACDONALD, CHARLES L. RUTHE, WILLIAM J. RAGGIO AND ANTHONY L. WATSON AS DIRECTORS OF THE COMPANY.

       CONTINUING DIRECTORS WHOSE TERMS EXPIRE AT THE 2001 ANNUAL MEETING

    ANTHONY M. MARLON, M.D., 57, has been the Chief Executive Officer and a Director of the Company since its inception in 1984. Dr. Marlon also served as President until 1994 and held similar executive positions with several of the Company's predecessors dating back to 1972, the year of inception of the Company's predecessor physician group. In those capacities, he organized and managed the Company's predecessor physician group, ambulatory surgical facility, management company and HPN. Dr. Marlon has served as Associate Professor of Medicine at the University of Nevada School of Medical Sciences since 1975 and held positions as Chief, Division of Cardiology, and Medical Director, Cardiac Rehabilitation, of University Medical Center of Southern Nevada from 1972 to 1985, Clinical Associate of the Department of Medicine at the University of Arizona from 1973 to 1979 and Clinical Associate Professor, Department of Medicine, Tulane University, New Orleans from 1973 to 1977. Dr. Marlon is a board-certified specialist in internal medicine and cardiovascular diseases. In 1967, Dr. Marlon received his M.D. from State University of New York and completed his internship, residency and cardiology fellowship at Stanford University. In 1986, Dr. Marlon was appointed to the Federal Task Force on Long Term Health Care Policies by Dr. Otis R. Bowen, then Secretary of Health and Human Services. In July 1988, Dr. Marlon was appointed to the Board of Trustees of the Nevada Development Authority, a non-profit organization dedicated to the expansion and diversification of the southern Nevada business community.

    THOMAS Y. HARTLEY, 66, has been a Director of the Company since 1992. He has been President and Chief Operating Officer of Colbert Golf Design and Development, Inc. in Las Vegas, Nevada since 1991. Mr. Hartley has served on the Boards of Directors of Southwest Gas Corporation since 1991 and Ameritrade Holdings Corporation since November 1996. In 1997, he was elected Chairman of the Board of Southwest Gas Corporation. Mr. Hartley also served on the Board of Directors of the Rio Suite Hotel & Casino, Inc. from 1990 to 1998. From 1959 until his retirement in 1988 as area managing partner in charge of Las Vegas, Reno, Phoenix, and Tucson, Mr. Hartley was associated with Deloitte Haskins & Sells (currently Deloitte & Touche LLP). Mr. Hartley, who obtained his degree in business from Ohio University in 1955, is a Certified Public Accountant. He is active in many Las Vegas civic and charitable organizations.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

    During the fiscal year ended December 31, 1999, the Board of Directors held six meetings.

    The Company's Audit Committee held four meetings during the fiscal year ended December 31, 1999. The current members of the Audit Committee are Messrs. Hartley, Raggio and Ruthe. The principal functions of the Audit Committee currently are to review with management and the Company's independent public accountants the scope and results of the various audits conducted during the year, to discuss with management and the Company's independent public accountants the Company's annual financial statements, and to review fees paid to and the scope of services provided by the Company's independent public accountants. In addition, the Audit Committee reviews the scope of work and findings of the Company's internal audit department.

    The Company's Compensation Committee held four meetings during the fiscal year ended December 31, 1999. For 1999, the members of the Company's Compensation Committee were Messrs. Hartley, Raggio and Ruthe, and the members of the subcommittee of the Compensation Committee, which made determinations regarding compensation intended to qualify as "performance-based" under
Section 162(m) of the Internal Revenue Code, were Messrs. Hartley and Ruthe. The principal function of the Compensation Committee is to make recommendations concerning the Company's compensation programs, including the Company's 1986 Stock Option Plan, the 1995 Long-Term Incentive Plan and other bonus, benefit, and incentive plans.

    The Company's Stock Plan Committee held five meetings during the fiscal year ended December 31, 1999. For 1999, the members of the Company's Stock Plan Committee were Messrs. Hartley, Raggio and

Ruthe and the members of the subcommittee of the Stock Plan Committee, which made determinations regarding option grants intended to qualify as "performance-based" under Section 162(m) of the Internal Revenue Code, were Messrs. Hartley and Ruthe. The function of the Stock Plan Committee is to administer the Company's stock-based incentive programs, including the 1985 Employee Stock Purchase Plan, the 1986 Stock Option Plan, the 1995 Long-Term Incentive Plan and other bonus and incentive plans.

    The Board of Directors does not have a Nominating Committee. The Board will consider nominees for election to the Board of Directors recommended by the Company's stockholders. All such recommendations, which must include appropriate biographical information, for the Company's next annual stockholders meeting in May 2001 should be submitted in writing to the Secretary at the Company's principal executive offices no later than December 8, 2000.

                       EXECUTIVE OFFICERS OF THE COMPANY

    The executive officers of the Company are appointed annually by the Board of Directors of the Company and serve at the discretion of the Board. The current executive officers of the Company, other than Dr. Marlon and Ms. MacDonald (who are described above), their respective ages and positions, and certain other information with respect to each of them, are set forth below:

NAME                                 AGE                            POSITION
----                               --------   -----------------------------------------------------
Jonathon W. Bunker...............     41      Sr. Vice President, Managed Healthcare Division
Frank E. Collins.................     45      Exec. Vice President, Secretary and General Counsel
William R. Godfrey...............     55      Exec. Vice President, Administrative Services
Laurence S. Howard...............     44      Sr. Vice President, Program Office and Information
                                                Technology
Michael A. Montalvo..............     55      Vice President, Customer Service
Paul H. Palmer...................     39      Vice President, Chief Financial Officer and Treasurer
Marie H. Soldo...................     59      Exec. Vice President, Government Affairs and Special
                                                Projects

    Jonathon W. Bunker joined the Company in 1996 as Vice President, HMO and Insurance Operations and serves as President of HPN, SHL, and the Company's administrative service subsidiary, Sierra Health-Care Options, Inc. In
January 1997, as the result of an acquisition made by the Company, Mr. Bunker became President of Prime Holdings, Inc., as well as President of its four subsidiaries: Med One Health Plan, M.E.G.A., Inc., Prime Health, Inc., and Elias
F. Ghanem, Ltd. Mr. Bunker was President of Family Healthcare Services, Family Home Hospice, Inc., and Sierra Home Medical Products, Inc. from 1998 to February 2000. In March 2000, Mr. Bunker was appointed Senior Vice President, Managed Healthcare Division, which encompasses all of Sierra's managed health care and group practice management operations, including responsibility for sales and marketing, in both Texas and Nevada. Prior to joining the Company, he served as Vice President of John Alden Horizon Health from 1989 to 1996 and Vice President of Prime Health from 1988 to 1989. From 1984 to 1988, Mr. Bunker was Vice President of SHL. From 1982 to 1984, he was a Staff Accountant with Deloitte & Touche LLP (formerly Deloitte Haskins & Sells). Mr. Bunker received his degree in accounting in 1982 from Utah State University.

    Frank E. Collins joined the Company in 1986 as General Counsel and Secretary. In 1997 he was also appointed Executive Vice President. From 1981 to 1986, Mr. Collins was employed by Blue Cross and Blue Shield of Kansas City, originally as Staff Legal Counsel and in early 1986 as Associate General Counsel. Mr. Collins also served as counsel for the Missouri Division of Insurance from 1979 to 1981, where he was responsible for providing legal advice on insurance- and HMO-related regulatory issues. Mr. Collins received his Juris Doctorate in 1979 from the University of Missouri at Kansas City School of Law and is a member of the Missouri Bar Association

    William R. Godfrey was with the Company when it began operations in 1984 as Vice President of Health Delivery Finance. He currently serves as Executive Vice President of Administrative Services and is responsible for directing the Company's facilities, purchasing, and print-shop activities. In addition, Mr. Godfrey is responsible for overseeing all property development and construction as well as all commercial leasing for the Company and its subsidiaries. He previously served as the Controller of the Company's predecessor physician group from 1974 to 1984.

    Laurence S. Howard joined the Company in 1986 as HMO Project Manager. From 1986 to 1987, he also served as Director of Operations for HPN. His other positions with the Company have been as Vice President and Chief Operating Officer of HPN and SHL from 1987 to 1990; Assistant Vice President, HMO and Insurance Operations from 1990 to 1992; President of HPN and SHL from 1992 to 1996 as well as Vice President of HMO and Insurance Operations. From 1996 to February 2000, Mr. Howard served as Senior Vice President of HMO and Insurance Operations. In March 2000, Mr. Howard was appointed Senior Vice President, Program Office and Information Technology and will also monitor the implementation of Sierra's recently announced restructuring of its Texas operations.

    Michael A. Montalvo joined the Company as Vice President of Marketing and Sales in 1993. In 1994, he also assumed responsibility for the Company's underwriting department. In March 2000, Mr. Montalvo was appointed Vice President of Customer Service, which includes the day-to-day management of claims, member and group services and customer complaint resolutions. Prior to joining the Company, he held several positions, including Sales Director, for The Travelers, an insurance company in southern California, from 1991 to 1993, and Senior Vice President for Managed Health Network, an employee assistance program and managed care mental health company, from 1990 to 1991. From 1986 to 1990, he was employed by Equicor, Inc., an employee benefits company, where he was in charge of the California sales and marketing efforts with respect to managed care indemnity, preferred provider organization and HMO products. From 1963 to 1986, Mr. Montalvo also held various positions with The Equitable Life Insurance Company, ultimately becoming the financial officer responsible for underwriting, contracts, proposals and management information systems for the western and west-central regions.

    Paul H. Palmer joined the Company in 1993 as the Finance Director for one of the Company's subsidiaries, Southwest Medical Associates, Inc. In 1994, he became the Assistant Vice President and Corporate Controller of the Company. In April 1998, Mr. Palmer was appointed Vice President, Acting Chief Financial Officer and Treasurer of the Company. In November 1998, he became the Chief Financial Officer. Prior to joining the Company, Mr. Palmer was a Manager at Deloitte & Touche where he worked from 1988 to 1993. Mr. Palmer received a Masters Degree in Business Administration and a Masters of Accountancy from Brigham Young University and is a certified public accountant.

    Marie H. Soldo joined the Company in 1984 as Vice President of Planning and Development. In 1988, she was appointed Vice President of Government Affairs and Special Projects, and in 1997 she was appointed Executive Vice President of Government Affairs and Special Projects. From 1981 to 1984, Ms. Soldo was a Branch Chief in the Division of Qualification, Office of Health Maintenance Organizations, U.S. Department of Health and Human Services in Rockville, Maryland. Her responsibilities included evaluating applications for HMO qualification and directing the development of qualification standards for HMO and other health plans seeking contracts with the Health Care Financing Administration. From 1978 to 1981, Ms. Soldo was a Regional HMO Program Consultant for the U.S. Department of Health and Human Services in San Francisco, California where she was responsible for promoting HMO development, monitoring operations and funding developing HMOs in the region.

    The following report and the Comparative Stock Performance Graph on page 12 shall not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this information by reference into such filing.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Compensation Committee of the Board of Directors (the "Committee"), which is composed entirely of non-employee Directors, is responsible for developing and making recommendations to the Board with respect to the Company's compensation policies. In addition, the Committee has the authority to determine the annual compensation to be paid to the Chief Executive Officer and the Company's other executive officers. During 1999, the three non-employee Directors who served on the Committee also served as the Company's Stock Plan Committee, which administered the Company's stock-based incentive compensation plans. In some cases compensation decisions with respect to the Chief Executive Officer and certain other executive officers are subject to the approval of a subcommittee of the Compensation Committee and the Stock Plan Committee, the two members of which qualify as "outside Directors" for purposes of Section 162(m) of the Internal Revenue Code (discussed below).

    The fundamental objectives of the Company's executive compensation programs are: 1) to attract and retain superior individuals critical to the long-term success of the Company; 2) to promote the achievement of the Company's annual and long-term strategic goals; 3) to reward performance; and 4) to tie executives' interests to the success of the Company to further encourage their efforts to increase value to stockholders.

    To meet these objectives, the Company's executive compensation program currently is structured to include base salary, annual bonus, long-term incentive compensation in the form of stock options, and certain retirement, severance, and insurance benefits, as well as various other benefits that are generally available to all employees of the Company, including medical, retirement, and employee stock purchase plans.

    In implementing the Company's compensation programs, the Committee's general policy is to consider any significant effects of Section 162(m) of the Internal Revenue Code. Section 162(m), under certain circumstances, disallows a public company's tax deduction for certain compensation paid to the chief executive officer and the four other most highly compensated executive officers serving at year end to the extent that compensation exceeds $1 million in any tax year. Compensation that qualifies as "performance-based" compensation is excluded from the $1 million deductibility cap, and therefore remains fully deductible. The Committee has taken steps so that annual incentive compensation payable to the Chief Executive Officer, as well as compensation resulting from stock options granted to all executive officers, can qualify as "performance-based" compensation and therefore be fully deductible by the Company. The regulations under Section 162(m) impose a number of technical requirements in order for such compensation to qualify as "performance-based," however. There can be no assurance that compensation in excess of $1 million paid to any executive officer will be in all cases fully deductible under Section 162(m). In addition, preserving deductibility under Section 162(m) is only one of the Committee's considerations in implementing the Company's executive compensation program, and generally is not the most important consideration. The Committee (or the Board of Directors) may conclude that compliance with Section 162(m) in connection with any one element of compensation interferes with more important objectives of the Company or imposes burdens or costs which outweigh the benefit of preserving full tax deductibility under Section 162(m).

TOTAL COMPENSATION LEVELS

    The Committee intends that an executive officer's targeted compensation will represent competitive compensation as compared to organizations that compete with the Company for executive talent. In this way, the Company's executive compensation program can promote long-term service by executives, reduce the risk that talented and experienced executives will be recruited away from the Company, and reward outstanding performance. To accomplish this, the Committee intends that targeted annual cash compensation will approximate average compensation payable by comparable companies, with long-term incentive compensation providing potentially above-average compensation when performance exceeds competitive levels, based primarily on growth in the value of shares of the Company's stock. The Company from time to time engages the services of a compensation consulting firm to review its executive compensation program and to survey comparable healthcare companies and published industry averages to help the Committee assess the implementation of its policies.

CASH COMPENSATION

    Each year, the Committee reviews the Chief Executive Officer's base salary and sets the amount. In doing so, the Committee makes a subjective assessment of the Chief Executive Officer's performance and its expectation of the Chief Executive Officer's future contributions to the Company. The Committee may also consider competitive compensation data. For the other executive officers, the Committee sets a permissible range of increase in salaries from the previous year and allows the Chief Executive Officer to set actual salaries within those parameters based on each officer's individual performance and achievement of both company and individual goals. For all executives, the Committee also considers the Company's policy governing annual "merit" salary increases for employees generally. In accordance with these procedures, based on information showing the competitive range of merit increases for executives to be ranging from 4% to 5.3%, most executives' salaries for 1999 were adjusted in December 1998 in an amount of up to 4 percent. For 2000, the Committee authorized merit increases in executive salaries ranging from 0% to 3%.

    The annual incentive bonus payment for the Chief Executive Officer and the other executive officers under the Company's Cash Bonus Program is intended to reward key employee performance for assisting the Company in achieving financial success and maximizing stockholder value. For 1999, the Committee determined that annual incentive bonuses would be payable based on achievement of a targeted level of earnings per share, with additional performance measures specified for some executives. For this purpose, earnings per share was to be measured excluding acquisition-related charges, year-2000 charges, non-operating, unusual charges, and positive and negative effects of acquisitions completed in 1999. Achievement of the targeted earnings level was necessary in order to fund the bonus pool, from which annual incentive bonuses would be paid out. Based on job position, eligible employees are placed into specific categories, each of which is entitled to a payout from the bonus pool up to a maximum amount, expressed as a percentage of base salary. The target annual incentive for the Chief Executive Officer represents a higher percentage of base salary than that for other executive officers, in line with industry practice and consistent with the Committee's view that Company performance more closely reflects the Chief Executive Officer's individual performance. The Committee authorized a potential bonus of 100% of base salary for the Chief Executive Officer, 75% of base salary for the President, and amounts ranging from 20% to 50% of base salary for other eligible employees. In 1999, the Company's earnings per share, as adjusted, reached the minimum level necessary to fund the annual incentive pool, so annual incentive bonuses were paid to executive officers and other eligible employees under the bonus program. The level of funding, and the resulting bonuses, were approximately 50% of the eligible amounts.

    The Committee has retained authority to grant bonuses apart from the Cash Bonus Program described above. With respect to executives other than the Chief Executive Officer, the Committee has authorized the Chief Executive Officer and/or the President to make recommendations regarding such bonuses. In years in which there remains unallocated amounts in the bonus pool resulting from performance in excess of targeted levels, such bonuses may be paid to those employees who have demonstrated a high level of service, particularly in projects requiring extraordinary efforts of management and projects which result in non-budgeted profitable top-line growth.

STOCK-BASED COMPENSATION

    The long-term stock-based incentive plans offered by the Company are designed to tie the officers' interests directly to those of the stockholders. As stated above, the Committee intends that such plans will provide compensation opportunities, resulting from growth in share value, that are potentially above industry averages. For 1999, such long-term incentives were provided under the 1995 Long-Term Incentive Plan (the "1995 Plan"), approved by stockholders in 1995 and amended in 1998. Although the 1995 Plan authorizes the Stock Plan Committee to use a range of long-term incentive devices to motivate, attract, and retain high quality executive talent, for 1999 the Stock Plan Committee adhered to the practice of granting stock options based on the conclusion that options directly link compensation to appreciation in share value from the date of grant onward, and do so at lower cost than other types of awards. In determining the size of the 1999 awards, the Stock Plan Committee considered the individual's past and current performance, compliance with stock ownership requirements under the Executive Stock Ownership Program, and other subjective factors; the Stock Plan Committee did not assign any particular weighting to these considerations.

    The Executive Stock Ownership Program, which began in 1995, requires that certain stock ownership levels be reached and maintained by executive officers of the Company. Ownership requirements are determined by the executive's base salary at date of hire or promotion date. Once the initial goal is met after three years, the executive's ownership requirement is modified annually to tie it to his/her next year's salary and then-current market prices of Company stock. Longer time periods are allowed for executives to reach required ownership levels if the levels rise due to larger stock price movements. Executives other than the Chief Executive Officer and the President are required to acquire stock or hold vested stock options equal in value to the executive's targeted salary. The Chief Executive Officer and the President are required to maintain stock ownership (determined on the same basis) equal in value to four times and two times such executive's target salary, respectively.

    During 1999, the Committee extended by three years the stated term of options covering 1,035,000 shares that would have expired in 1999 and 2000. All of the affected options were exercisable at prices in excess of the then-current fair market value of Common Stock. No change was made to the exercise price of the options. The affected options included options covering 945,325 shares held by executive officers, including options covering 202,500 shares held by the Chief Executive Officer. The Committee took this action to preserve the incentive provided by such options.

OTHER BENEFITS

    As discussed above, the Committee intends that the level of Company benefits be in line with those of comparable publicly traded companies. Benefits extended to executives in 1999 were not materially changed from the levels established in 1998.

CHIEF EXECUTIVE OFFICER COMPENSATION

    The Committee set the Chief Executive Officer's 1999 base salary at $655,200, representing a four percent increase. For 2000, the Committee has determined not to increase the Chief Executive Officer's salary from the 1999 level. The considerations affecting the Committee's determination with respect to the Chief Executive Officer's salary are discussed above. The Committee authorized an annual bonus of up to 100% of the CEO's salary based on pre-tax operating income, subject to meeting a specified earnings per share target (as discussed above). Following the completion of the Company's 1999 fiscal year, the Committee determined that the Company had met the minimum performance objectives established by the Committee under the 1995 Plan and the Cash Bonus Plan as a condition to payment of the Chief Executive Officer's annual incentive for 1999, resulting in payment of the annual bonus at 50% of the target amount of the award. In keeping with the Committee's view that a significant portion of Chief Executive Officer compensation should be tied to the Company's future performance, stock options provide a component of compensation which offers above-average compensation opportunities tied to growth in share value. The Chief Executive Officer was granted options to purchase 100,000 shares in October 1999 under the 1995 Plan. Such options have a stated term of five years, and an exercise price per share equal to 100% of the fair market value per share on the date of grant. As discussed above, this grant was made by the Stock Plan Committee based on its consideration of the Chief Executive Officer's past and current performance and demands upon him, as well as subjective factors, without assigning a particular weighting to these considerations.

    The tables which follow, and the accompanying narrative and footnotes, reflect the decisions covered by the above discussion.

             THOMAS Y. HARTLEY, WILLIAM J. RAGGIO, CHARLES L. RUTHE

    The graph below compares the cumulative total stockholder return on the Common Stock of the Company for the last five fiscal years with the cumulative total return on the S&P 500 Index and a group of peer companies over the same period (the "1999 Peer Group") (assuming the investment of $100 in the Company's Common Stock, the S&P 500 Index, and the 1999 Peer Group on December 31, 1994, and reinvestment of all dividends).

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
            AMONG SIERRA HEALTH SERVICES, INC., THE S & P 500 INDEX,
                          AND THE 1999 PEER GROUP (1)

                                     [LOGO]

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

DOLLARS  SIERRA HEALTH   PEER GROUP  S & P 500
         SERVICES, INC.
12/94            100.00      100.00     100.00
12/95            100.40      135.66     137.58
12/96             77.87      107.74     169.17
12/97            106.32       92.98     225.61
12/98             99.90       77.61     290.09
12/99             31.72       74.33     351.13

*$100 INVESTED ON 12/31/94 IN STOCK OR INDEX--

INCLUDING REINVESTMENTS OF DIVIDENDS.

FISCAL YEAR ENDING DECEMBER 31.

------------------------

(1) The 1999 Peer Group is comprised of the following companies: Foundation Health Corporation, Coventry Corp., United Healthcare Corporation, Oxford Health Plans, Pacificare Health Systems, Inc., Maxicare Health Plans, Inc., Mid Atlantic Medical Services, Inc. and Humana, Inc. and is the same as the 1998 and 1997 Peer Group.

COMPENSATION OF EXECUTIVE OFFICERS

    The following table sets forth information concerning the annual and long-term compensation for services in all capacities to the Company for the fiscal years ended December 31, 1999, 1998 and 1997, of (a) the Chief Executive Officer during the 1999 fiscal year and (b) each of the four most highly compensated executive officers, other than the Chief Executive Officer, for the 1999 fiscal year (hereinafter collectively referred to as the "named executives"):

                           SUMMARY COMPENSATION TABLE

                                                                                            LONG TERM
                                                                                          COMPENSATION
                                                                                             AWARDS
                                                    ANNUAL COMPENSATION                -------------------
                                        --------------------------------------------       SECURITIES         ALL OTHER
                                                                      OTHER ANNUAL         UNDERLYING        COMPENSATION
NAME AND PRINCIPAL POSITION    YEAR     SALARY ($)(1)   BONUS ($)   COMPENSATION ($)   OPTIONS/SARS (#)(2)      ($)(3)
---------------------------  --------   -------------   ---------   ----------------   -------------------   ------------
Anthony M. Marlon, M.D.        1999        654,320       327,600              0              150,000             99,487(4)
  Chairman, Chief Executive    1998        651,923       630,000              0                    0            105,085
  Officer                      1997        542,784       793,000              0               37,500            119,837
Erin E. MacDonald              1999        427,885       160,680              0              100,000             87,272(5)
  President, Chief
    Operating                  1998        426,923       350,200              0               20,000            113,695
  Officer                      1997        361,823       437,000              0               30,000            119,904
Laurence S. Howard             1999        256,720        64,272              0               75,000             26,981(6)
  Senior Vice President,       1998        265,661       173,040              0               20,000             36,402
  Program Office and IT        1997        292,515       197,280         17,766               15,000             90,587
Jonathon W. Bunker             1999        233,148        81,689              0               75,000             21,351(7)
  Senior Vice President,       1998        234,808       113,250              0               10,000             26,713
  Managed Healthcare Div.      1997        210,577       136,600              0               45,000             11,482
Frank E. Collins               1999        235,329        58,916              0               75,000             26,746(8)
  Exec. Vice President,        1998        243,523       135,959              0               15,000             33,876
  Gen. Counsel & Secretary     1997        201,790       206,600              0               22,500             39,001

------------------------

(1) Amounts shown include cash compensation earned and received by the named executives as well as amounts earned but deferred at the election of those officers.

(2) The numbers represent shares underlying options. No stock appreciation rights ("SARs") were granted or outstanding during the periods covered by the table.

(3) The amounts reflected as compensation to executives resulting from split-dollar insurance policies purchased in 1997 are calculated based on regulations of the SEC. The regulations require compensation to be calculated on the assumption that most of the premiums paid by the Company represent a long-term, no-interest loan to the executive. This assumption results in high compensation expense being shown in early years of the expected life of each policy and lower expense in later years, while in fact the cash surrender value of such a policy to the executive is very low in the early years and higher only in the late years. Moreover, the amounts reflected as compensation to the named executives from such policies substantially exceed the Company's compensation expense resulting from such policies, which for 1999 totaled $43,331.

(4) This amount includes $6,600 which was contributed by the Company to the Company's Profit Sharing/401(k) Plan and Trust (the "401(k) Plan") on behalf of Dr. Marlon. The 401(k) Plan is the primary retirement vehicle available to the Company's employees. Also included in this amount is (i) $17,029, which represents a defined contribution under the Deferred Compensation Plan of 2% of annual compensation to the extent such contribution cannot be made under the 401(k) Plan due to limitations under federal tax laws (the "Restoration Contribution") and (ii) $75,858, which represents compensation from a split-dollar life insurance policy. Beginning July 1, 1999, the Restoration Contributions under the Deferred Compensation Plan ended for all executives.

(5) This amount includes $6,600, which was contributed by the Company to the Company's 401(k) Plan on behalf of Ms. MacDonald; $2,343, which was a Restoration Contribution; and $78,329, which represents compensation from a split-dollar life insurance policy.

(6) This amount includes $7,060, which was contributed by the Company to the Company's 401(k) Plan on behalf of Mr. Howard; $766, which was a Restoration Contribution; and $19,155, which represents compensation from a split-dollar life insurance policy.

(7) This amount includes $6,600, which was contributed by the Company to the Company's 401(k) Plan on behalf of Mr. Bunker; $549, which was a Restoration Contribution; and $14,202, which represents compensation from a split-dollar life insurance policy.

(8) This amount includes $7,374, which was contributed by the Company to the Company's 401(k) Plan on behalf of Mr. Collins; $513, which was a Restoration Contribution; and $18,859, which represents compensation from a split-dollar life insurance policy.

STOCK OPTIONS

    The following table contains information concerning the grants of stock options to the named executives during fiscal year 1999:

                     OPTION/SAR GRANTS IN FISCAL YEAR 1999

                                                                                              POTENTIAL REALIZABLE
                                                    INDIVIDUAL GRANTS(1)                        VALUE AT ASSUMED
                                 ----------------------------------------------------------      ANNUAL RATES OF
                                   NUMBER OF         % OF TOTAL                                    STOCK PRICE
                                  SECURITIES        OPTIONS/SARS                                APPRECIATION FOR
                                  UNDERLYING         GRANTED TO    EXERCISE OR                     OPTION TERM
                                 OPTIONS/SARS       EMPLOYEES IN   BASE PRICE    EXPIRATION   ---------------------
NAME                              GRANTED (#)           1999        ($/SHARE)       DATE       5% ($)      10% ($)
----                             -------------      ------------   -----------   ----------   ---------   ---------
Anthony M. Marlon, M.D.........   50,000(2)(3)          3.54          14.94       02/09/05     254,009     576,260
Anthony M. Marlon, M.D.........  100,000(3)(4)          7.07           8.00       10/12/05     272,077     617,249
Erin E. MacDonald..............  100,000(3)(4)          7.07           8.00       10/12/05     272,077     617,249
Laurence S. Howard.............   75,000(3)(4)          5.31           8.00       10/12/05     204,057     462,937
Jonathon W. Bunker.............   75,000(3)(4)          5.31           8.00       10/12/05     204,057     462,937
Frank E. Collins...............   75,000(3)(4)          5.31           8.00       10/12/05     204,057     462,937

------------------------

(1) All options were granted at an exercise price equal to the fair market value of the Company's Common Stock on the option grant date. The exercise price may be paid by the optionee in cash or by check, except that the Stock Plan Committee may, in its discretion, allow such payment to be by surrender of unrestricted shares of the Company's Common Stock (at their fair market value on the date of exercise), or by a combination of cash, check and unrestricted shares.

(2) These options were granted on February 10, 1999 in respect of 1998 performance and vest and are exercisable at the rate of 20% per year starting with the first anniversary date of the grant and will expire not later than six years after grant.

(3) All awards were non-qualified stock options granted pursuant to the Company's 1995 Long-Term Incentive Plan. No stock appreciation rights were granted with the above awards. Upon a change of control of the Company, as defined in the 1995 Plan, the vesting of the options will be automatically accelerated, provided, however, that the Stock Plan Committee may exclude a change of control transaction from the foregoing provisions and permit the option to continue to vest in accordance with its original terms. In addition, the options shown above will terminate and may no longer be exercised if the respective optionee ceases to be an employee or Director of the Company, except certain post-termination exercise periods are permitted in the case of death, disability, or other involuntary termination except for a termination for "cause." The options together with certain gains realized upon exercise of the options during a specified period will be subject to forfeiture if the optionee engages in certain acts in competition with the Company, misuses proprietary information of the Company, or fails to assist the Company in litigation. Cashless withholding to satisfy tax obligations may be permitted by the Stock Plan Committee.

(4) These options were granted on October 13, 1999 and vest and are exercisable at the rate of 20% per year starting with the first anniversary date of the grant and will expire not later than six years after grant.

OPTION EXERCISES AND HOLDINGS

    The following table provides information with respect to the named executives concerning the exercise of options during the fiscal year ended December 31, 1999 and unexercised options held as of December 31, 1999:

   AGGREGATED OPTION/SAR EXERCISES IN FISCAL 1999 AND YEAR-END OPTION VALUES

                                                                       NUMBER OF
                                                                      SECURITIES
                                                                      UNDERLYING      VALUE OF UNEXERCISED
                                                                      UNEXERCISED         IN-THE-MONEY
                                                                    OPTIONS/SARS AT     OPTIONS/SARS AT
                                         SHARES                       FY-END (#)           FY-END ($)
                                      ACQUIRED ON       VALUE        EXERCISABLE/         EXERCISABLE/
NAME                                  EXERCISE (#)   REALIZED ($)    UNEXERCISABLE      UNEXERCISABLE(1)
----                                  ------------   ------------   ---------------   --------------------
Anthony M. Marlon, M.D..............      -0-            -0-        275,625/189,375       -0- / -0-
Erin E. MacDonald...................      -0-            -0-        239,000/146,000       -0- / -0-
Laurence S. Howard..................      -0-            -0-        192,063/104,687       -0- / -0-
Jonathon W. Bunker..................      -0-            -0-         35,375/113,375       -0- / -0-
Frank E. Collins....................      -0-            -0-        198,375/109,125       -0- / -0-

------------------------

(1) Based on the closing price of the Common Stock on December 31, 1999, which was $6.6875, minus the exercise price of the option.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL
  ARRANGEMENTS

    The Company has entered into employment agreements with its Chief Executive Officer and other executive officers. The term of employment covered by the agreements is five years for the CEO and the President, and ranges from one to five years for other executive officers. Under the agreements, an executive may voluntarily terminate employment upon 60 days' notice. The Company may terminate an executive's employment, with or without cause, in accordance with the Company's usual policies and procedures. The agreements provide that, in the event of a termination by the Company without cause, a severance payment will be paid in the amount of 24 months' salary to the Chief Executive Officer, 18 months' salary to the President, and amounts ranging up to 12 months' salary to other executives. In addition, in the case of any termination of employment other than for cause, the Company will provide health care benefits for a period equal to the length of the executive's service or until the executive is eligible for Medicare, whichever occurs first. The agreements provide that, for senior executives, a disability must continue for at least 12 months before the Company may terminate an executive's employment. In the event of a change in control of the Company, the Chief Executive Officer will be entitled to terminate employment and receive a payment equal to four times his salary and target annual incentive. For executives other than the Chief Executive Officer, if a change in control is not approved by the Board of Directors, or if a change in control is approved by the Board but within two years thereafter the executive is terminated without cause, demoted, provided reduced compensation or required to relocate, the executive will be entitled to receive a payment equal to a multiple of salary and target annual incentive; such multiple will be four times in the case of the President, approximately three times in the case of other senior executives, and lower multiples for less senior executives. In addition, if "golden parachute" excise taxes apply to compensation paid by the Company, the Company will provide a gross-up payment sufficient to cause the after-tax value of the compensation and the gross-up payment to the executive to be the same as if no such excise had applied. The employment agreements contemplate annual adjustments in compensation based on job duties, performance goals and objectives, and other reasonable standards deemed appropriate by the Committee. The agreements restrict each executive's use and disclosure of confidential information, interference with the Company's business relationships, and competition with the Company, including a prohibition, for a one-year period following any termination of employment, on the executive working for a competitor which operates in Nevada.

    As described in footnote 3 to the table entitled Option/SAR Grants In Fiscal Year 1999, under certain circumstances the exercisability of options granted to named executives is accelerated in the event of certain changes in control of the Company.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

    The Company's Supplemental Executive Retirement Plan (the "Supplemental Plan"), provides retirement benefits for selected executive officers. Under the Supplemental Plan, each executive selected for participation generally will be entitled to receive annual payments, following retirement, disability, and certain other terminations of employment, for a 15-year period, equal to 3.75% of his or her "final average compensation" (as defined) for each year of service credited to the executive up to 20 years, reduced by an amount equal to the annualized payout over a 15-year period that would be payable to the executive as a result of Company contributions under the 401(k) Plan and the Deferred Compensation Plan (but not reduced for social security payments or other offsets). An executive's right to benefits under the Supplemental Plan vests when five years of service have been credited or earlier upon the executive's death or disability or upon occurrence of a change in control (defined in the same way as under other compensatory plans). Upon the death of the executive, benefits will be payable for the 15-year period to the executive's beneficiary. Benefits will begin after retirement at or after age 65, a termination at or after age 55 and ten years of credited service, or a termination due to disability, and benefits will begin, in the case of other terminations (except a termination for "cause" (as defined) prior to a change in control, at the later of termination or the date the executive would have completed ten years of service but for the termination.

    The following table shows the approximate amounts of annual retirement income that would be payable under the Supplemental Plan to executives covered by it based on various assumptions as to final average compensation and years of service, assuming benefits are paid out over 15 years:

                  ESTIMATED ANNUAL BENEFITS BASED ON CREDITED YEARS OF SERVICE OF
FINAL AVERAGE   -------------------------------------------------------------------
COMPENSATION      5 YEARS      10 YEARS      15 YEARS      20 YEARS      30 YEARS
-------------   -----------   -----------   -----------   -----------   -----------
 $  200,000      $ 34,875      $ 69,750      $104,625      $139,500      $139,500
    400,000        67,500       135,000       202,500       270,000       270,000
    600,000       101,250       202,500       303,750       405,000       405,000
    800,000       135,000       270,000       405,000       540,000       540,000
  1,000,000       163,125       326,250       489,375       652,500       652,500
  1,200,000       195,750       391,500       587,250       783,000       783,000
  1,500,000       244,688       489,375       734,063       978,750       978,750

    Final average compensation generally means the average of the three highest years of compensation out of the last five years, with compensation being generally the amounts reported as salary and bonus in the Summary Compensation Table.

    Each of the executives named in the Summary Compensation Table above have been selected for participation in the Supplemental Plan. The credited years of service for such named executives is as follows: Dr. Marlon, 20 years;
Ms. MacDonald, 20 years; Mr. Howard, 16 years; Mr. Collins, 17 years; and
Mr. Bunker 7 years. An additional year of service will be credited in the event of a termination within six years after a change in control, and the year of service for the year of the change in control will be deemed completed at the time of the change in control. An executive's or beneficiary's benefits are payable in a lump sum in certain circumstances, including following a change in control.

    Other executives of the Company participate in the Company's Supplemental Executive Retirement Plan. In addition, there are other executives who participate in the Company's Supplemental Executive Retirement Plan II ("Plan II"). The terms of Plan II are substantially the same as those of the Supplemental Plan except that annual benefits are calculated at a rate reduced by one-third from the level of benefits under the Supplemental Plan. Thus, the amounts of annual retirement income shown in the above table, reduced by one-third, represent the benefits generally available under Plan II.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The members of the Compensation Committee, each of whom is a non-employee Director, are Messrs. Hartley, Raggio and Ruthe. The members of the Compensation subcommittee are Messrs. Hartley and Ruthe.

    Mr. Raggio is a shareholder of Jones-Vargas, a Nevada law firm which during 1999 rendered legal services to the Company.

DIRECTOR COMPENSATION

    Directors who are not officers of the Company are paid $18,000 per annum, plus a $1,000 meeting fee for meetings attended, including committee meetings of the Board. This policy applies to Messrs. Raggio, Ruthe, Hartley and Watson.

    The 1995 Non-Employee Directors' Stock Plan, as amended (the "Directors' Plan"), provides for an automatic grant to each non-employee Director of an option to purchase 7,500 shares of Common Stock. This amount reflects the 3 for 2 stock split that occurred in May 1998. Such grants are made automatically on the date on which a person is first elected to the Board of Directors and on each January 20 thereafter (unless the initial grant occurred within the previous six months). The options' exercise price per share is equal to the fair market value of a share on the date of grant. Such options become exercisable as to 20% of the underlying shares on each of the first five anniversaries of the date of grant, or immediately if the Director ceases to serve due to death or disability, at the date six months prior to the expiration of the Director's term if the Director continues to serve through such date and will reach age 75 before the expiration of the term, or immediately upon a change of control more than six months after grant. The options expire at the earliest of ten years after grant, one year after the optionee ceases to serve as a Director due to death, disability or retirement or six months after the optionee ceases to serve as a Director for any other reason (the post-termination period is extended for up to one year if the optionee dies during the period). Options not exercisable at or before the time a Director ceases to be a Director are canceled. The Directors' Plan also permits a non-employee Director to elect to forego cash fees that are otherwise payable and receive instead the equivalent value in shares of Common Stock or credits of "deferred stock" that will be settled at a future date by issuance of Common Stock.

    During 1999, Mr. Ruthe also received $9,400 as Director's fees for his service as Chairman of the Board of HPN.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    For information concerning Certain Related Transactions with respect to Mr. Raggio, a Director of the Company, please refer to "Compensation Committee Interlocks and Insider Participation."

    The Company's Board of Directors has authorized a line of credit from the Company to Dr. Marlon, our Chairman of the Board and Chief Executive Officer. Dr. Marlon borrowed amounts under this line of credit during 1998 which resulted in aggregate borrowings of $2,650,000. He repaid approximately $360,000 of the indebtedness during the first quarter of 1999. The borrowed amounts bear interest at a rate equal to the rate at which the Company could have borrowed funds under the credit facility at the time of the borrowing plus 10 basis points. Indebtedness under the line of credit is secured by certain of Dr. Marlon's rights to compensation from the Company. At February 29, 2000, the aggregate outstanding principal of and accrued interest on this indebtedness was $2,662,000.

ITEM NO. 2--AMENDMENT OF THE COMPANY'S EMPLOYEE STOCK PURCHASE PLAN, FOR THE
  PURPOSE OF INCREASING BY 1,250,000 THE NUMBER OF SHARES OF COMMON STOCK RESERVED FOR ISSUANCE TO PARTICIPANTS

APPROVAL OF AMENDMENT TO THE EMPLOYEE STOCK PURCHASE PLAN

    Stockholders will be asked to approve an amendment to the Sierra Health Services, Inc. Amended and Restated 1985 Employee Stock Purchase Plan (the "Plan") at the Annual Meeting. The amendment will increase the number of shares of Common Stock that may be sold to employees under the Plan by 1,250,000 shares and extend the termination date of the Plan through 2010. If stockholders approve the amendment, approximately 1,286,000 shares, or 4.8% of the currently outstanding class of Common Stock, will be available for issuance under the Plan.

    The Plan is a stock purchase plan which provides employees with the opportunity to purchase the Common Stock at a discount through payroll deductions and other contributions. Originally adopted in 1985, the Plan meets the requirements of Section 423 of the Internal Revenue Code, providing participants with tax advantages in buying and holding shares. The Board of Directors believes that the Plan provides a benefit that helps the Company compete for talented employees and, by promoting employee ownership of Company shares, provides an incentive to excellent performance, to the benefit of both the employee and the Company.

    If an employee elects to participate in the Plan, he or she makes contributions during six-month purchase periods, which run from January through June and from July through December each year. On the last business day of June and December, the full amount of the employee's contributions are used to purchase Common Stock at a price per share equal to 85% of the fair market value of a share at the beginning of the purchase period or 85% of the fair market value of a share at the Exercise Date, whichever is less.

SUMMARY OF TERMS OF THE PLAN

    The following summary describes the material terms of the Plan.

    Participation in the Plan is voluntary and open to all employees of the Company and its subsidiaries who work more than 20 hours per week and for more than five months per year, except that any employee who owns five percent or more of the total combined voting power or value of all outstanding shares of all classes of securities of the Company or any subsidiary (determined under IRS regulations) may not participate. Currently, approximately 4,350 employees are eligible to participate in the Plan, of which approximately 850 are currently participating. An eligible employee enrolls in the Plan by authorizing the Company to deduct between 1% and 5% of his or her compensation during a purchase period. An employee may also make a separate contribution of up to $2,500 before a cut off date during the purchase period. In accordance with Section 423 of the Code, a participant may not purchase Plan shares in any one calendar year having an aggregate fair market value of more than $25,000. Fair market value for this purpose is measured at the beginning of each purchase period.

    At the end of the purchase period, the participant's contributions are used to purchase shares from the Company at the discounted purchase price. Cash contributions do not earn interest pending investment. The shares purchased are held for the participant in a brokerage account at a brokerage firm selected by the Company to help administer the Plan. No restrictions apply to the shares purchased by a participant, and each participant is entitled to vote shares held for his or her account. Thus, a participant may direct the brokerage firm to sell his or her Plan shares.

    A participant may reduce the rate of his or her payroll contributions during a purchase period, but may only increase this rate at the beginning of a purchase period. A participant may also withdraw from participation in the Plan during a purchase period, in which case payroll contributions cease and prior payroll contributions are refunded to the participant. Withdrawal from the plan automatically occurs upon termination of employment. Participants' rights under the Plan are nontransferable except pursuant to the laws of descent and distribution.

    The Compensation Committee of the Board of Directors administers the Plan. The number of shares reserved under the Plan and the purchase price for a given purchase period are subject to appropriate adjustment by the Committee, with the approval of the Board, to reflect stock splits, stock dividends, other capital adjustments, other changes in the number of outstanding shares without receipt of consideration by the Company, or other extraordinary corporate events. Shares purchased from the Company will be either authorized but unissued shares or treasury shares. Costs and expenses in connection with the Plan are paid by the Company, except for commissions payable by a participant who sells shares and certain other fees imposed by the brokerage firm for specified services provided to a participant.

    The Board of Directors may amend, discontinue, or terminate the Plan without further stockholder approval, except stockholder approval must be obtained if an amendment would increase the number of shares reserved for the Plan, reduce the purchase price payable under the Plan, or broaden eligibility to participate in the Plan. Thus, stockholder approval will not necessarily be required for amendments which might increase the cost of the Plan, such as an amendment to increase the permitted level of participant contributions. The Plan will terminate on December 31, 2010, or earlier if so determined by the Board, if shares reserved under the Plan are exhausted, or if the Company is dissolved or is not the surviving or resulting corporation in any corporate reorganization.

    On March 24, 2000, the last reported sale price of the Company's Common Stock in consolidated trading of New York Stock Exchange-listed securities was $5.0625 per share.

FEDERAL INCOME TAX CONSEQUENCES

    The Company believes that under present law the following Federal income tax consequences would generally result under the Plan. Rights to purchase shares under the Plan are intended to constitute "options" issued pursuant to an "employee stock purchase plan" within the meaning of Section 423 of the Code:

    (1) A participant's payroll contributions are "after-tax" amounts, meaning they are taxable as ordinary income to the participant at the payroll date. Otherwise, no taxable income results to the participant upon the grant of a right to purchase or upon the purchase of shares for his or her account under the Plan.

    (2) If the participant disposes of shares purchased in an offering period less than two years after the first day of the offering period, the participant will realize ordinary income in an amount equal to the fair market value of the shares on the date of purchase minus the amount of the participant's payroll contributions used to purchase the shares.

    (3) If the participant holds Plan shares for at least two years after the first day of the offering period, upon disposition of the shares the participant will realize ordinary income in an amount equal to the lesser of (i) the fair market value of the shares on the first day of the offering period minus the amount of the participant's payroll contributions used to purchase the shares or (ii) the fair market value of the shares on the date of disposition minus the amount of the participant's payroll contributions used to purchase the shares.

    (4) In addition, the participant will realize a long-term or short-term capital gain or loss, as the case may be, in an amount equal to the difference between the amount realized upon any sale of the Common Stock and the participant's "tax basis" in the Common Stock. This "tax basis" will be the purchase price plus the amount, if any, taxed to the participant as ordinary income, as described above.

    (5) If the statutory holding period described in (2) and (3) above is satisfied, the Company will not receive any deduction for federal income tax purposes with respect to any discount in the sale price of the Common Stock to the participant. If the statutory holding period is not satisfied, the Company generally should be entitled to a tax deduction equal to the amount taxed to the participant as ordinary income.

    This is only a general description of the application of federal income tax laws to the Plan, provided for the information of stockholders considering their vote on the proposal. The summary does not address the effects of other federal taxes or taxes imposed under state, local, or foreign tax laws. Because of the complexities of the tax laws, Plan participants should consult a tax advisor as to their individual circumstances.

    The amendment to the Plan will be approved if the number of votes cast in favor of the proposal exceeds the number of votes cast in opposition to the proposal.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT TO THE EMPLOYEE STOCK PURCHASE PLAN.

ITEM NO. 3--RATIFICATION OF APPOINTMENT OF AUDITORS

APPOINTMENT OF AUDITORS

    The Board of Directors has appointed the firm of Deloitte & Touche LLP, independent certified public accountants, as auditors of the Company for the year ending December 31, 2000. Although not required to do so, the Board has determined that it would be desirable to request ratification of this appointment by the holders of Common Stock of the Company. If such ratification is not received, the Board will reconsider the appointment. Representatives of Deloitte & Touche LLP are expected to be present at the 2000 Annual Meeting, will have the opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions from stockholders.

    THE BOARD OF DIRECTORS CONSIDERS DELOITTE & TOUCHE LLP TO BE WELL-QUALIFIED AND UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR RATIFICATION.

       COMPLIANCE WITH SECTION 16 OF THE SECURITIES EXCHANGE ACT OF 1934

    Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's Directors and executive officers, and persons who beneficially own more than 10% of the Company's outstanding Common Stock, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of Common Stock and other equity securities of the Company on Forms 3, 4 and 5, and to furnish the Company with copies of all Section 16(a) forms they file. The Company inadvertently filed, 14 days late, a Form 4 for one of its non-employee Directors, Mr. Hartley, reporting a transaction during 1999 in which Mr. Hartley purchased Company stock on the open market.

                                 OTHER MATTERS

    At the date 45 days before the anniversary of the mailing date of the Company's proxy statement for the 1999 Annual Meeting of Stockholders, the Company had not received notice of any proposal to be submitted by a stockholder for a vote at the 2000 Annual Meeting or notice invoking cumulative voting as to which the persons voting the proxies would exercise discretionary authority. If, however, any further business should properly come before the 2000 Annual Meeting, the proxy holders named on the accompanying proxy card, or their substitutes, will vote on such business in accordance with their best judgment.

                           PROPOSALS OF STOCKHOLDERS

    Any proposal that a stockholder intends to present at the 2001 Annual Meeting of Stockholders of the Company, expected to be held in May 2001, must be received by the Secretary of the Company at its principal executive offices (2724 North Tenaya Way, P.O. Box 15645, Las Vegas, Nevada 89114-5645) no later than December 8, 2000 for inclusion in the Company's Proxy Statement and proxy for that meeting and must be otherwise in compliance with applicable SEC regulations. If a stockholder intends to present a proposal at the next Annual Meeting of Stockholders of the Company but does not seek to have the proposal included in the Company's Proxy Statement and proxy, for purposes of the SEC regulations notice must be received by the Company at its principal executive offices no later than February 20, 2001. Use of certified mail is suggested.

                         ANNUAL REPORT TO STOCKHOLDERS

    The Company's 1999 Annual Report to Stockholders, which includes financial statements for the fiscal year ended December 31, 1999, accompanies this Proxy Statement. The Annual Report does not constitute a part of the proxy materials.

    It is important that proxies be returned promptly. Therefore, stockholders are urged to fill in, date, sign and return the enclosed proxy card in the enclosed postage paid envelope.

                                          By Order of the Board of Directors,

                                          [SIGNATURE]

                                          Frank E. Collins
                                          SECRETARY

Dated: April 5, 2000

                                     [LOGO]
                               -----------------

                        ANNUAL MEETING OF STOCKHOLDERS

                             THURSDAY, MAY 18, 2000
                                   10:00 A.M.

                         PRESIDENT'S AUDITORIUM AT THE
                    SIERRA HEALTH SERVICES CORPORATE COMPLEX
                             2716 NORTH TENAYA WAY
                            LAS VEGAS, NEVADA 89128


--------------------------------------------------------------------------------



[LOGO]                                                                     PROXY
--------------------------------------------------------------------------------
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR USE AT THE ANNUAL MEETING ON MAY 18, 2000.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED "FOR" ITEMS 1, 2 AND 3.

By signing the proxy, you revoke all prior proxies and appoint Anthony M. Marlon, M.D. and Thomas Y. Hartley, or either of them acting singly in the absence of the other, with full power of substitution, the Proxies of the undersigned to represent the undersigned and vote all of the shares of said Common Stock held of record by the undersigned at March 29, 2000, or which the undersigned otherwise would be entitled to vote at the Annual Meeting of Stockholders of the Company to be held May 18, 2000 and at any adjournments or postponements thereof.




                      SEE REVERSE FOR VOTING INSTRUCTIONS.

                   [GRAPHIC]  PLEASE DETACH HERE  [GRAPHIC]



        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2 AND 3.

1. Election of directors:          /  /  Vote FOR        /  / Vote WITHHELD
                                         all nominees         from all nominees
                                         (except as marked)

   Two year terms: 01 Erin E. MacDonald  03 Charles L. Ruthe
                   02 William J. Raggio
   One year term:  04 Anthony L. Watson

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDICATED NOMINEE, WRITE THE NUMBER OF THE WITHHELD NOMINEE(S) IN THE BOX PROVIDED TO THE RIGHT.)
                           /                                               /

2. To amend the Company's Employee Stock Purchase Plan to increase by 1,250,000 the number of shares of Common Stock reserved for issuance to participants and to extend the term of the Plan to 2010.
                           /  /  For       /  /  Against       /  /  Abstain

3. To ratify the appointment of Deloitte & Touche LLP as the Company's auditors for 2000.
                           /  /  For       /  /  Against       /  /  Abstain

4. To transact such other business as may properly come before the meeting or any adjournments thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box   /  /  Indicate changes below:

Date
     -----------------------------------


/                                                 /

Signature(s) in Box

Please sign exactly as your name(s) appear on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.